Exhibit 99.1

New Oriental Energy & Chemical Beats Forecast With A 76.9%
Gain In FY ’08 Revenues Which Grew To $67,832,920
As Net Income For The Year Grew 34.6%;
Sees Continuing Growth As It Focuses On Expansion Of
Alternative Fuel Production

NEW YORK, NY—July 15, 2008 — New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC), a specialty chemical and emerging alternative fuel manufacturer in The People's Republic of China (PRC), said today that it achieved record sales and earnings in its fiscal year ending March 31, 2008, as combined sales of urea, and other products used mainly for fertilizer, and its alternative fuels, methanol and DME, reached $67,832,920. This was a 76.9% gain, which surpassed its guidance for the year of $66 million. In fiscal ’07, the Company reported revenues of $38,338,773.

Net income for the ’08 fiscal year of $4,062,941, a 34.6% gain over the $3,017,671 reported last year, also set a new record. Earnings per share for the year, based on comprehensive earnings of $5,681,371, which include a foreign currency translation gain of $1,618,430, reached $0.32 on 12,640,000 shares outstanding. EPS in FY ’07 based on comprehensive income of $3,316,110 was $0.30 on 9,922,137 shares outstanding. The increase in shares outstanding reflects the Company’s participation in the share exchange transaction in October of 2006, which resulted in the weighted average share calculation in FY ’07.

Mr. Chen Si Qiang, CEO and Chairman of the Board of the Company, stated, “The very outstanding results in FY ’08 reflect the soundness of our decision to ramp up our methanol and DME production with the aim of reaching our goal of producing 600,000 tons per year of DME, while meanwhile benefitting from the favorable trends in our core fertilizer business where we continue to improve margins. As the largest DME producer in Henan Province, we fully expect to benefit from increasing domestic demand for the alternative fuels we provide, which are cheaper and cleaner substitutes for the LPG used for home heating and cooking, and the petro-diesel fuel used in vehicles.”

Fertilizer Profits Grow; DME Revenues Increase 566%

The Company said its most significant accomplishments during the year were the completion of its expansion to 150,000 tons of DME capacity in the second half of the year and the startup of the next phase of the expansion of its methanol/DME capacity. Upon expected completion later this year, this newest expansion will add approximately 200,000 tons of internally generated methanol which can be sold or utilized as feedstock for the 150,000 tons of DME production capacity now in place.

The Company noted that there were other important accomplishments during the year aimed at reducing costs in both its fertilizer and alternative energy businesses. In particular, it cited the launch of its “coal stick” line, which utilizes fine coal—which is approximately 25% cheaper than lump coal—in a new stick-shaped product, which helped reduce coal costs in FY ’08 and will facilitate further savings in the current year. Additionally, the Company recently announced the start up of an environmentally sound 3000 Kw per hour residual heat generating set that was constructed during FY ’08. The new low emission generator is expected to produce cost savings of approximately $750,000 per year if operated at 80% of capacity.

Reflecting these accomplishments, in particular the utilization of coal sticks, the Company said that while urea revenues in the year grew from $21,999,472 in the prior year to $30,774,271 in FY ’08, gross profits increased from 13.54% to 17.93%.

DME revenues grew dramatically to $32,626,266 in FY ’08 compared to $4,899,690 in the prior fiscal year. However, gross profit for the year of 15.90% was lower than the 21.57% reported in the prior year. The key reason for this was that the Company’s self-produced methanol capacity was insufficient to meet its DME production demands and as such was required to obtain methanol at a much higher cost from outside vendors. Going forward, this situation is being addressed by the increased methanol production capacity currently being built by the Company.

While the Company saw increases in other expenses, such as interest costs, selling and distribution costs, and general and administrative expenses, it said that these were in line with the increased sales and scope of the Company, and the continuing construction of increased capacity. With respect to a reported increase in R & D costs, the Company said it is engaged in a number of R & D projects focused on new product development and further reductions in production costs.

Since the end of the year, as reported earlier this week, the VAT tax on DME has been lowered from 17% to 13%, which as described in the Company’s announcement, also will have a favorable effect on DME gross profits in the last three quarters of the year.

Outlook

Looking ahead, the Company said it expects another year of record overall growth, based on continuing solid gains in its fertilizer business, and an anticipated significantly increased contribution from its alternative energy products after its new 200,000 ton capacity methanol plant now under construction comes on stream toward the end of the fiscal year. The new methanol capacity will reduce the Company’s need to purchase methanol at higher prices from outside vendors, and thereby should contribute to improved margins on sales of DME, or allow the Company to sell the methanol depending on prevailing economics. The Company said that it will soon schedule an Investor Conference Call to review FY ’08 results and to further discuss the FY ’09 outlook.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. which recently upgraded its US listing to the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), methanol and fertilizer products. The Company sells its products primarily through a network of distribution partners. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Mr. Wang Gui Quan
President
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211

Investors:

Mark Miller
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429

Press:

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (212) 425-6951

NEW ORIENTAL ENERGY & CHEMICAL CORP.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

	2008	2007

REVENUES	$67,832,920	$38,338,773

COST OF GOODS SOLD	56,978,425	32,731,663

GROSS PROFIT	10,854,495	5,607,110

Selling and distribution	1,171,737	659,836

General and administrative	3,164,145	1,243,143

INCOME FROM OPERATIONS	6,518,613	3,704,131

OTHER INCOME (EXPENSES)

Interest expense, net	(516,032)	(238,697)

Government grants	85,405	372,290

Other expenses, net	(115,016)	(18,822)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	5,972,970	3,818,902

INCOME TAXES	1,932,695	812,126

INCOME FROM CONTINUING OPERATIONS	4,040,275	3,006,776

DISCONTINUED OPERATION

Income from discontinued operation	1,760	10,895

Gain from disposition of discontinued operation	20,906	-

NET INCOME	4,062,941	3,017,671

Foreign currency translation gain	1,618,430	445,431

OTHER COMPREHENSIVE INCOME BEFORE TAX	1,618,430	445,431

INCOME TAX EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME	-	146,992

OTHER COMPREHENSIVE INCOME,NET	1,618,430	298,439

COMPREHENSIVE INCOME	$5,681,371	$3,316,110

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	9,922,137

INCOME FROM CONTINUING OPERATIONS PER SHARE, BASIC AND DILUTED	$0.47	$0.38
INCOME FROM DISCONTINUED OPERATION PER SHARE, BASIC AND DILUTED	0.00	0.00
NET INCOME PER SHARE, BASIC AND DILUTED	0.32	0.30

NEW ORIENTAL ENERGY & CHEMICAL CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2008	March 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,487,808	$2,616,149
Restricted cash	5,438,809	5,430,426
Notes receivable, net of reserve of $135,563 at March 31, 2008	647,908	1,395,858
Inventories	2,171,040	3,786,130
Prepayments for goods	1,196,831	383,639
Taxes receivable	-	160,800
Due from employees	13,213	113,275
Other assets	134,993	204,508
Current assets of discontinued operation	-	47,084
Total current assets	17,090,602	14,137,869

Plant and equipment, net	20,102,938	11,571,652
Land use rights, net	1,629,633	1,510,695
Construction in progress	9,740,638	5,208,277
Deposits	1,978,389	267,757
Deferred taxes	179,541	646,331
Other long-term assets	32,574	39,745
Other assets of discontinued operation	-	125,875
Total long-term assets	33,663,713	19,370,332

TOTAL ASSETS	$50,754,315	$33,508,201

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,656,883	$2,259,834
Other payables and accrued liabilities	545,090	409,025
Short-term debt	17,954,837	7,356,933
Notes payable-current portion	-	572,781
Customer deposits	4,220,527	5,385,425
Payable to contractors	506,364	96,861
Due to related parties	5,708,995	4,041,583
Taxes payable	1,424,992	30,000
Current liabilities of discontinued operation	-	12,711
Total current liabilities	32,017,688	20,165,153

LONG-TERM LIABILITIES
Long-term notes payable	517,168	-
Deferred taxes	773,449	1,619,110
Due to employees	156,517	115,816
Total long-term liabilities	1,447,134	1,734,926

TOTAL LIABILITIES	$33,464,822	$21,900,079

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 shares issued and outstanding as of March 31, 2008 and 2007, respectively	12,640	12,640
Additional paid-in capital	4,573,205	4,573,205
Retained earnings (restricted portion was $950,327 and $440,182 as of March 31, 2008 and 2007, respectively)	10,626,499	6,563,558
Accumulated other comprehensive income	2,077,149	458,719
TOTAL SHAREHOLDERS' EQUITY	17,289,493	11,608,122

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$50,754,315	$33,508,201